Exhibit 99.1

MFA
FINANCIAL, INC.
350 Park Avenue
New York, New York 10022
(212) 207-6400

PRESS RELEASE		FOR IMMEDIATE RELEASE

April 16, 2013		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547

MFA Financial, Inc. Announces Redemption of 8.50% Series A Cumulative Redeemable Preferred Stock

NEW YORK – MFA Financial, Inc. (NYSE: MFA) today announced the redemption of all 3,840,000 outstanding shares of its 8.50% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”). The redemption date will be May 16, 2013, and the redemption price will be $25.00 per share of Series A Preferred Stock plus accrued and unpaid dividends for the period from April 1, 2013, through and including the redemption date, for an aggregate redemption price per share of Series A Preferred Stock of approximately $25.27153. The redemption price will be paid by MFA from the proceeds from its recently completed offering of its 7.50% Series B Cumulative Redeemable Preferred Stock.

On and after the redemption date, dividends on the shares of Series A Preferred Stock will cease to accrue, the shares of Series A Preferred Stock will no longer be deemed outstanding, and all rights of the holders of shares of Series A Preferred Stock will terminate, except the right to receive the redemption price.

A notice of redemption will be mailed to holders of record of the shares of Series A Preferred Stock on or about April 16, 2013. Any questions relating to the notice of redemption should be addressed to Computershare Shareowner Services, the redemption and paying agent, at:

Computershare Corporate Actions

250 Royall Street

Canton, Massachusetts 02021

Within the U.S., U.S. territories and Canada: 1-855-396-2084

Outside the U.S., U.S. territories and Canada: 1-781-575-2765

As a result of the redemption of the Series A Preferred Stock, it is expected that MFA will record a charge of approximately $3.9 million in the quarter ending June 30, 2013, for costs associated with the original issuance of the Series A Preferred Stock, which will be reflected as an adjustment of approximately $0.01 per share from net income available to common stock and participating securities in such quarter.

MFA is a real estate investment trust primarily engaged in the business of investment, on a leveraged basis, in Agency and Non-Agency residential mortgage-backed securities.

Cautionary Statement Regarding Forward-Looking Information

When used in this filing, statements which are not historical in nature, including those containing words such as "will," "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions, are intended to identify "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions.  These statements regarding the following subjects, among others, may be forward-looking: the timing of the completion of the Company's redemption of the Series A Preferred Stock and the estimated amount and timing of the charge for the issuance costs with respect to the Series A Preferred Stock.  These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the Securities and Exchange Commission, could cause MFA's actual results to differ materially from those projected in any forward-looking statements it makes.  All forward-looking statements speak only as of the date on which they are made.  New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.